Exhibit (E)(11)

PROMISSORY NOTE

Amount: $581,541.52	Los Angeles, California

Due Date: June 7, 1999	June 7, 1996

For value received, the undersigned, Calprop Corporation, a California Corporation, (“Calprop” or “Maker”), promises to pay to the order of the Victor & Hannah Zaccaglin Trust, UA March 20, 1992, Victor & Hannah Zaccaglin Trust, (“Holder”), at 2205 Turnbridge Court, Bel Air, CA 90077 at such place as may be designated in writing by Holder, the principal sum of Five hundred Eight-one thousand five hundred forty-one and 52/100 dollars ($581,541.52), together with interest, commencing June 7, 1996 at the rate of Ten Percent (10%) per annum (based on a 365 day year and charged on the basis of actual days elapsed), payable as follows:

     A.      Interest only shall be payable quarterly as it accrues on the principal from time to time outstanding, commencing on the Seventh (7th) day of June, 1998 and continuing on the first day of each consecutive quarter thereafter. Said quarters to commence on October 1, January 1, April 1, and July 1 with the first payment to be made on October 1, 1996.

     B.      Except as otherwise provided herein, all outstanding principal and accrued interest shall be due and payable on the Seventh (7th) day of June, 1999, (the “Maturity Date”);

              IN ADDITION TO CALPROP’S PROMISE TO PAY AS SET FORTH ABOVE, CALPROP AGREES AS FOLLOWS:

     1.      Each payment shall be credited first to any late charges, expenses, premiums, penalties or fees due hereunder, next to interest then due and the remainder on principal, and interest shall cease upon the principal so credited. Should interest not be so paid, it shall thereafter bear like interest as the principal, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid principal at the maximum rate permitted by law.

     2.      The failure of Calprop to make the payment of any installment of principal and/or interest on this note within ten (10) days after the date such payment is due;

     3.      Upon the occurrence of any event of default, the entire unpaid balance of principal on this note, together with all accrued interest thereon, shall be due and payable, either immediately or at any time during the continuance of such event of default at the option of Holder.

     4.      Calprop acknowledges that late payment to Holder will cause Holder to incur costs not contemplated by this transaction, the exact amount of such costs being difficult and impracticable to assess. Therefore, if any installment of interest or principal is not received by Holder within ten (10) days after the date such payment is due, Calprop shall pay Holder an additional sum of six percent (6%) of the overdue amount as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Holder will incur by reason of late payment. Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue amount, and shall not prevent holder from exercising any of the other remedies available to Holder.

     5.      This Promissory Note represents an evidence of indebtedness as defined in the California Corporations Code Section 25117. Calprop represents and warrants to Curd that Calprop has its common stock listed on the American Stock Exchange, a national securities exchange.

     6.      Nothing in this Promissory Note is intended to form a partnership, joint venture or tenants in common nor require Curci to participate in costs, liabilities, expenses, or losses to Calprop.

     7.      If an attorney is engaged by either party to enforce or construe any provision of this Promissory Note, or as a consequence of any Default or event of Default, with or without the filing of any legal action or proceeding, then the prevailing party shall immediately be entitled, on demand, to all attorneys’ fees and all other costs incurred by said party. If an action is commenced by either party; the prevailing party shall be entitled to a judgment for reasonable attorney fees and costs.

     8.      Time is of the essence of each obligation of Calprop hereunder.

     9.      This Promissory Note shall be governed by and construed in accordance with the laws of the State of California.

              IN WITNESS WHEREOF, the undersigned has executed this Promissory Note on the day and year set forth above at Los Angeles, California.

CALPROP CORPORATION A California Corporation
By:	/s/ Ronald S. Petch, President
Ronald S. Petch, President

By:	/s/ Mark F. Spiro, CFO
Mark F. Spiro, Chief Financial Office

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